Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2015
Net Income Return on Equity of 16.4%
Operating Return on Equity of 12.4%
Diluted Book Value Per Share of $46.02, up 2.0% from December 31, 2014

Hamilton, Bermuda, April 22, 2015 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $128.0 million, or $1.87 diluted net income per share, for the first quarter of 2015.

Chris O’Kane, Chief Executive Officer, commented, “In the first quarter of 2015, Aspen continued to execute on its strategic growth plan achieving a book value of $46.02 and an annualized operating return on equity of 12.4%. We continue to see the results of our diversified strategy across insurance and reinsurance, and across property, casualty, and financial risks, executed on a broad geographical basis. I am particularly pleased with our Insurance performance which shows an enviable growth rate with continued improvement in profitability. Our Reinsurance business has access to many of the most sought after risks as a result of our deep client relationships, thoughtful approach, ability to provide creative solutions to our clients, and excellent execution. Overall, I would characterize Aspen in the first quarter as running on all cylinders. As we move forward in 2015, we will remain sharply focused on driving operating return on equity and book value growth.”

Operating highlights for the quarter ended March 31, 2015

•	Gross written premiums increased by 7.4% to $919.2 million in the first quarter of 2015 from the first quarter of 2014

•
Combined ratio of 88.9% for the first quarter of 2015 compared with 87.6% for the first quarter of 2014.  Net favorable development on prior year loss reserves of $27.5 million, or 4.6 combined ratio points, for the first quarter of 2015 compared with $28.2 million, or 5.0 combined ratio points, in the comparable period a year ago

•
Pre-tax catastrophe losses net of reinsurance recoveries totaled $13.5 million or 2.3 combined ratio points in the first quarter of 2015 compared with $10.6 million, or 1.9 combined ratio points, of pre-tax catastrophe losses in the first quarter of 2014

Financial highlights for the quarter ended March 31, 2015

•
Annualized net income return on average equity of 16.4% and annualized operating return on average equity of 12.4% for the quarter ended March 31, 2015 compared with 16.0% and 14.8%, respectively, for the first quarter of 2014(1)

•	Diluted net income per share of $1.87 for the quarter ended March 31, 2015 compared with diluted net income per share of $1.66 for the quarter ended March 31, 2014

•	Diluted operating income per share of $1.39 for the quarter ended March 31, 2015 compared with diluted operating income per share of $1.55 for the quarter ended March 31, 2014(1)

•	Diluted book value per share of $46.02 at March 31, 2015 up 2.0% from December 31, 2014

(1)	See definition of non-GAAP financial measures at the end of this release.

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended March 31, 2015 include:

•	Gross written premiums of $434.4 million, an increase of 13.3% compared with $383.3 million in the first quarter of 2014

•	Combined ratio of 93.5% compared with 95.1% for the first quarter of 2014

•
Prior year favorable reserve development of $14.3 million, or 4.2 combined ratio points, compared with prior year favorable reserve development of $7.0 million, or 2.3 combined ratio points, for the first quarter of 2014.

Notable areas of gross written premiums growth include U.K. regional property and liability packages, political risks and environmental liability.

The combined ratio of 93.5% for the first quarter of 2015 included $5.8 million, or 1.7 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries. The combined ratio for the first quarter of 2014 included $5.1 million, or 1.7 percentage points, of pre-tax catastrophe losses. For the quarter ended March 31, 2015 the Insurance accident year ex-cat loss ratio was 60.8% compared with 59.9% a year ago.(1)

Mario Vitale, CEO of Insurance, commented, “Our insurance business continues to reap the benefits of prior investments. Gross written premiums rose 13.3% in the quarter with a very satisfactory accident year ex cat loss ratio. Our U.S. teams continue to gain scale and maintain underwriting discipline with gross written premium growth of 17.5% for the quarter and an accident year ex-cat loss ratio of 60.4%. For the trailing 12 months the U.S. platform delivered net earned premium of $566.4 million. We remain on track to achieve $600 million of net earned premium in the U.S. by the end of 2015 and, at that time, we expect a competitive G&A ratio of approximately 16%.(2) Our International business has close to $500 million of annualized net earned premium emanating from our established Lloyd's platform and has had strong success in U.K. regional Property and Casualty.”(2)

Reinsurance

Operating highlights for Reinsurance for the quarter ended March 31, 2015 include:

•	Gross written premiums of $484.8 million, an increase of 2.7% from $472.2 million in the first quarter of 2014

•	Combined ratio of 76.7% compared with for 72.6% for the first quarter of 2014

•
Prior year favorable reserve development of $13.2 million, or 5.3 combined ratio points, compared with $21.2 million prior year favorable loss reserve development, or 7.9 combined ratio points, for the first quarter of 2014

The combined ratio of 76.7% for the first quarter of 2015 included $7.7 million, or 3.1 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries. The combined ratio of 72.6% for the first quarter of 2014 included $5.5 million, or 2.1 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries. For the quarter ended March 31, 2015 the Reinsurance accident year ex-cat loss ratio was 44.5% compared with 47.2% a year ago.(1)

Stephen Postlewhite, CEO of Reinsurance, commented on the quarter, “Reinsurance had another very strong quarter.  We grew premiums slightly while achieving an impressive accident year ex-cat loss ratio of 44.5%.  The January and April renewals have been highly successful, achieved through superior client relationships, nimble underwriting, creative client solutions, and a comprehensive approach to distribution all of which make us a preferred market for our clients.  We manage capital in an effective way; withdrawing capital from areas where rates and terms and conditions do not meet our requirements and deploying it in areas where the business is better rated. As we navigate the marketplace, we continue to capitalize on our established regional strategy, with Asia Pacific, Latin America and MENA gross written premiums rising 25% in the first quarter.  Aspen Capital Markets is maintaining its trajectory of growth as we leverage our access to third party capital."

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.45 years at March 31, 2015 excluding the impact of interest rate swaps, or 3.27 years including the impact of interest rate swaps. The total return on Aspen’s investment portfolio was 1.1% for the three months ended March 31, 2015.

Book yield as at March 31, 2015 on the fixed income portfolio was 2.56% compared to 2.65% at December 31, 2014.

As a result of rebalancing equity investments across subsidiary company balance sheets, a portion of equities were sold that were classified as available for sale, with a commensurate purchase of equities designated as trading securities. As a result, there was a realized investment gain of $28.9 million on this sale.

Capital

Total shareholders’ equity was $3.5 billion at March 31, 2015.
During the first quarter of 2015, there were 787,138 ordinary shares repurchased at an average price of $46.32 per share for a total cost of $36.5 million and from April 1 to April 21, 2015, there were 110,112 ordinary shares repurchased at an average price of $47.20 per share for a total cost of $5.2 million. In both instances, the shares were repurchased under a Rule 10b5-1 plan. Aspen had $458.3 million remaining under its current share repurchase authorization as at April 21, 2015.

Outlook
Aspen continues to expect to achieve an operating return on equity of 11% in 2015.(2)

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (EDT) on Thursday, April 23, 2015.

To participate in the April 23 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (855) 868 3191 (US toll free) or
+1 (973) 321 1024 (international)
Conference ID 14039698
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 14039698
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at March 31, 2015	As at December 31, 2014

ASSETS
Total investments	$7,281.4	$7,428.9
Cash and cash equivalents	1,225.9	1,178.5
Reinsurance recoverables	636.5	556.8
Premiums receivable	1,264.8	1,011.7
Other assets	572.7	540.4
Total assets	$10,981.3	$10,716.3

LIABILITIES
Losses and loss adjustment expenses	$4,698.9	$4,750.8
Unearned premiums	1,665.1	1,441.8
Other payables	526.4	484.6
Silverton loan notes	76.0	70.7
Long-term debt	549.1	549.1
Total liabilities	$7,515.5	$7,297.0

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,465.8	3,419.3
Total liabilities and shareholders’ equity	$10,981.3	$10,716.3

Book value per share	$47.14	$46.16
Diluted book value per share (treasury stock method)	$46.02	$45.13

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	March 31, 2015	March 31, 2014
UNDERWRITING REVENUES
Gross written premiums	$919.2	$855.5
Premiums ceded	(156.0)	(158.0)
Net written premiums	763.2	697.5
Change in unearned premiums	(169.6)	(131.0)
Net earned premiums	593.6	566.5
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	306.1	288.1
Amortization of deferred policy acquisition costs	119.3	112.0
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	102.2	92.6
Total underwriting expenses	527.6	492.7
Underwriting income including corporate expenses	66.0	73.8
OTHER OPERATING REVENUE
Net investment income	47.4	49.5
Interest expense	(7.4)	(7.4)
Other income (expense)	(1.6)	(0.1)
Total other operating revenue	38.4	42.0

OPERATING INCOME BEFORE TAX	104.4	115.8

Non-recurring corporate expenses (bid defense costs)	—	(3.0)
Net realized and unrealized exchange (losses) gains	(11.0)	2.6
Net realized and unrealized investment gains	39.7	8.8
INCOME BEFORE TAX	133.1	124.2
Income tax expense	(5.1)	(3.8)
NET INCOME AFTER TAX	128.0	120.4
Dividends paid on ordinary shares	(12.4)	(11.7)
Dividends paid on preference shares	(9.5)	(9.5)
Proportion due to non-controlling interest	—	(0.1)
Retained income	$106.1	$99.1
Components of net income (after tax)
Operating income	$98.0	$112.7
Non-recurring corporate expenses	—	(3.0)
Net realized and unrealized exchange (losses) gains after tax	(9.8)	2.1
Net realized investment gains after tax	39.8	8.6
NET INCOME AFTER TAX	$128.0	$120.4

Loss ratio	51.6%	50.9%
Policy acquisition expense ratio	20.1%	19.8%
General, administrative and corporate expense ratio	17.2%	16.9%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	17.2%	16.3%
Expense ratio	37.3%	36.7%
Expense ratio (excluding non-recurring corporate expenses)	37.3%	36.1%
Combined ratio	88.9%	87.6%
Combined ratio (excluding non-recurring corporate expenses)	88.9%	87.0%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended
	March 31, 2015	March 31, 2014

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.91	$1.70
Operating income adjusted for preference share dividend	$1.43	$1.59
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.87	$1.66
Operating income adjusted for preference share dividend	$1.39	$1.55

Weighted average number of ordinary shares outstanding (in millions)	62.159	65.289

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	63.533	66.566

Book value per ordinary share	$47.14	$43.28
Diluted book value per ordinary share (treasury stock method)	$46.02	$42.72

Ordinary shares outstanding at end of the period (in millions)	61.723	65.419

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	63.227	66.281

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$484.8	$434.4	$919.2	$472.2	$383.3	$855.5
Net written premiums	442.1	321.1	763.2	442.6	254.9	697.5
Gross earned premiums	265.8	415.1	680.9	278.5	373.6	652.1
Net earned premiums	249.4	344.2	593.6	266.7	299.8	566.5
Losses and loss adjustment expenses	105.5	200.6	306.1	110.4	177.7	288.1
Policy acquisition expenses	53.4	65.9	119.3	50.4	61.6	112.0
General and administrative expenses	32.4	55.3	87.7	32.8	45.9	78.7
Underwriting income	$58.1	$22.4	$80.5	$73.1	$14.6	$87.7

Net investment income			47.4			49.5
Net realized and unrealized investment gains (1)			39.7			8.3
Corporate expenses			(14.5)			(13.9)
Non-recurring corporate expenses			—			(3.0)
Other expense			(1.6)			(0.1)
Interest expense			(7.4)			(7.4)
Net realized and unrealized foreign exchange (losses)/gains (2)			(11.0)			3.1
Income before tax			$133.1			$124.2
Income tax expense			(5.1)			(3.8)
Net income			$128.0			$120.4

Ratios
Loss ratio	42.3%	58.3%	51.6%	41.4%	59.3%	50.9%
Policy acquisition expense ratio	21.4%	19.1%	20.1%	18.9%	20.5%	19.8%
General and administrative expense ratio (3)	13.0%	16.1%	17.2%	12.3%	15.3%	16.9%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.0%	16.1%	17.2%	12.3%	15.3%	16.3%
Expense ratio	34.4%	35.2%	37.3%	31.2%	35.8%	36.7%
Expense ratio (excluding non-recurring corporate expenses)	34.4%	35.2%	37.3%	31.2%	35.8%	36.1%
Combined ratio	76.7%	93.5%	88.9%	72.6%	95.1%	87.6%
Combined ratio (excluding non-recurring corporate expenses)	76.7%	93.5%	88.9%	72.6%	95.1%	87.0%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2014, Aspen reported $10.7 billion in total assets, $4.8 billion in gross reserves, $3.4 billion in total shareholders’ equity and $2.9 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” (“Good”) by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” "on track" and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 23, 2015.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

(1)Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2014, non-

recurring items included costs associated with defending the unsolicited approach from Endurance Specialty Holdings Ltd. in the amount of $3.0 million for the three months ended March 31, 2014.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen has presented loss ratios both including and excluding the impact from catastrophe losses to aid in the analysis of the underlying performance of our segments. Aspen has defined catastrophe losses in the first quarter 2015 as losses associated with storms in Europe, Australia and North America. We have defined catastrophe losses in the first quarter of 2014 winter storms in the U.S. and Japan and flood losses in the U.K.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratio excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe related reinstatement premiums.  Aspen has defined catastrophe losses in the first quarter of 2015 as losses associated with storms in Europe, Australia and North America. We have defined catastrophe losses in the first quarter of 2014 as winter storms in the U.S. and Japan and flood losses in the U.K.

Insurance	Q1 2015	Q1 2014
Loss Ratio	58.3%	59.3%
Prior Year Loss Development	4.2%	2.3%
Catastrophe Losses	(1.7)%	(1.7)%
Ex-cat Accident Year Loss Ratio	60.8%	59.9%

Reinsurance	Q1 2015	Q1 2014
Loss Ratio	42.3%	41.4%
Prior Year Loss Development	5.3%	7.9%
Catastrophe Losses	(3.1)%	(2.1)%
Ex-cat Accident Year Loss Ratio	44.5%	47.2%

(2) The outlook for 2015
The outlook for 2015 assumes our expectations of normal loss experience, our current view of interest rates and our prospective view of the insurance rate environment. Our outlook in 2015 is necessarily subject to heightened sensitivity in relation to these assumptions which are likely to be the subject of future change, amendment, update and review, as necessary. For example, our assumptions for rising interest rates in 2015 are subject to and dependent upon the anticipated and actual monetary policy decisions taken by the central banks in the jurisdictions in which we operate. Our assumptions are also based on the retention of our senior underwriters and client relationships. In addition, the models underlying our normal loss experience assumptions will produce different illustrative loss patterns if the modeling assumptions are changed. Greater decreases in pricing in certain business lines, if sustained, are also expected to have an adverse effect on operating return on equity. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, loss reserve development, investment results and other items.